Exhibit (10)p

KIMBERLY-CLARK CORPORATION

GLOBAL BUSINESS PLAN

SEVERANCE PAY PLAN

Effective November 4, 2005

(For Terminations on or after July 22, 2005 as

a result of the Global Business Plan Initiative)

(Amended and Restated as of September 12, 2007)

TABLE OF CONTENTS

ARTICLE	TITLE

I	NAME, PURPOSE AND EFFECTIVE DATE OF PLAN

II	DEFINITIONS

III	ELIGIBILITY AND PARTICIPATION

IV	SEVERANCE BENEFITS

V	PLAN ADMINISTRATION

VI	LIMITATIONS AND LIABILITIES

APPENDIX A - COVERED EMPLOYERS

APPENDIX B- JACOBS ENGINEERING GROUP INC. MANAGEMENT APPROVED GROUP TERMINATION SEVERANCE PAY

ARTICLE I

NAME, PURPOSE AND EFFECTIVE DATE OF PLAN

1.1	Name of the Plan. Kimberly-Clark Corporation (the “Corporation”) hereby establishes this special one-time severance pay plan for its Employees, to be known as the Kimberly-Clark Corporation Global Business Plan Severance Pay Plan (the “Plan”) as set forth in this document. The Plan is intended to qualify as an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1.2	Purpose of the Plan. The purpose of the Plan is to provide a special one-time termination benefit for Eligible Employees affected by an involuntary termination of employment caused solely as a result of the Global Business Plan. The Plan is not intended as a enhancement to the ongoing termination benefit plan of the Corporation, the Kimberly-Clark Corporation Severance Pay Plan, and is limited to the specific termination event of reductions in force pursuant to the Global Business Plan and applies for the specified period for terminations of employment from July 22, 2005 through December 31, 2008. The Plan is not intended as a replacement or substitution for any confidentiality or noncompete agreement between an Employee and Employer executed prior or subsequent to the effective date of the Plan.

1.3	Effective Date and Specified Period of the Plan. The Plan is adopted on November 4, 2005, to apply to terminations (i) on or after July 22, 2005 and (ii) prior to January 1, 2009.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1	Definitions. When the following words and phrases appear in this Plan, they shall have the respective meanings set forth below unless the context clearly indicates otherwise:

(a)	Board: The Board of Directors of the Corporation.

(b)

Cause: Any termination of employment which is classified by the Employer as for cause, including but not limited to: (i) unsatisfactory performance of duties, or inability to meet the requirements of the position; (ii) any habitual neglect of duty or misconduct of the Employee in discharging any of his duties and responsibilities; (iii) excessive unexcused, or statutorily unprotected absenteeism or inattention to duties; (iv) failure or refusal to comply with the provisions of the Employer’s personnel manual or any other rule or policy of the Employer; (v) misconduct, including but not limited to, engaging in conduct which the Committee reasonably determines to be detrimental to the Employer; (vi) disloyal, dishonest or illegal conduct by the Employee; (vii) theft, fraud, embezzlement or other criminal activity involving the Employee’s relationship with the Employer; (viii) violation of any applicable statute, regulation, or rule, or provision of any applicable code of professional ethics; (ix) suspension, revocation, or other restriction of the Participant’s professional license, if applicable; or (x) the Employer’s inability to confirm, to its sole satisfaction, the references and/or credentials which the Participant provided with respect to any professional license, educational background and employment history.

(c)	COBRA: Consolidated Omnibus Budget Reconciliation Act of 1985.

(d)	Code: The Internal Revenue Code of 1986, as amended from time to time, and as construed and interpreted by valid regulations or rulings issued thereunder.

(e)	Committee: The Benefits Administration Committee appointed to administer and regulate the Plan as provided in Article V.

(f)	Comparable Position: A position offered to an employee will be considered a Comparable Position under this Plan unless any of the following apply (i) the Earnings of such position are less than 85% of the Earnings of the employee on the date of such offer, (ii) the Employee’s new work location meets the minimum distance requirement for the deductibility of employees’ moving expenses under section 217(c)(1) of the Code, (iii) the position offered to the Employee is not eligible to participate under MAAP if the Employee’s current position is eligible to participate under MAAP, or (iv) if a salaried Employee is offered a job that is two levels or more lower as defined by the Corporate Compensation Department.

(g)	Earnings: The base salary of an Eligible Employee at his or her stated hourly, weekly, monthly or annual rate on his Termination Date. If Eligible Employee is a full-time Employee, Earnings are the hourly pay rate (excluding shift differential) times 40 (hours). If Eligible Employee is an Employee who works less than 40 hours per week, Earnings are the hourly pay rate (excluding shift differential) times the Employee’s regularly scheduled hours per week. Earnings do not include overtime pay or other remuneration for all Eligible Employees. The calculation of a week of Earnings shall be made subject to any applicable Committee rule.

(h)	Effective Date: This Plan is effective with respect to terminations on or after July 22, 2005, or with respect to a particular Subsidiary, such later date as of which the Committee deems such Subsidiary to be an Employer, or as of any later date set forth in Appendix A.

(i)	Eligible Employee: An hourly Employee not covered by a collective bargaining unit, or salaried Employee, on the regular payroll of an Employer. For purposes of this subsection, “on the regular payroll of an Employer” shall mean paid through the payroll department of such Employer, and shall exclude employees classified by an Employer as intermittent or temporary, and persons classified by an Employer as independent contractors, regardless of how such employees may be classified by any federal, state, or local, domestic or foreign, governmental agency or instrumentality thereof, or court.

(j)	Employee: A person employed by an Employer.

(k)	Employer: The Corporation and each Subsidiary which the Committee shall from time to time designate as an Employer for purposes of the Plan. A list of Employers is set forth in Appendix A.

(l)	Global Business Plan. The reduction in force initiative that has been approved for 2005 through 2008 pursuant to the Corporation’s Global Business Plan Initiative.

(m)	Kimberly-Clark Corporation Severance Pay Plan. The Kimberly-Clark Corporation Severance Pay Plan or any successor plans.

(n)	MAAP: The Management Achievement Award Program or any successor plans.

(o)	MAAP Eligible: Eligible Employees who as of their date of termination of employment meet the eligibility requirements to participate under MAAP.

(p)	Participant: An individual who has met the eligibility requirements to receive Severance Pay pursuant to Article III.

(q)	Plan Year: A twelve calendar month period beginning January 1 through December 31.

(r)	Severance Pay: Payment made to a Participant pursuant to Article IV hereof.

(s)	Subsidiary: Any corporation, 50% or more of the voting shares of which are owned directly or indirectly by the Corporation, which is incorporated under the laws of one of the States of the United States.

(t)	Termination Date: The date an Employee quits, is discharged or laid off, involuntarily separated, retires or dies.

(u)	Years of Service: An Employee shall be credited with a Year of Service for each year commencing with the Employee’s vacation eligibility date as maintained by the payroll department of such Employer until the Employee’s Termination Date, rounded to the nearest whole year of service. Notwithstanding any provision in the Plan to the contrary, an Employee’s credited Years of Service shall be reduced to the extent such Years of Service have previously been used to calculate a prior severance payment to the Employee.

2.2	Construction: Where appearing in the Plan the masculine shall include the feminine and the plural shall include the singular, unless the context clearly indicates otherwise. The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular Section or subsection.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1	Participation. An Eligible Employee shall become a Participant on the later of the Effective Date or the first day actively employed by an Employer.

3.2	Eligibility. Each Participant whose employment is involuntarily terminated as a result of the Global Business Plan shall be eligible to receive Severance Pay; provided, however, that Severance Pay shall not be paid to any Participant who:

(a)	is terminated for Cause;

(b)	is terminated during a period in which such Participant is not actively at work (i.e. has been on leave) for more than 25 weeks, except to the extent otherwise required by law;

(c)	voluntarily quits or retires;

(d)	dies;

(e)	is offered a Comparable Position as defined in Section 3.5 below;

(f)	terminates employment prior to the last day of employment prescribed for such individual by the Employer; or

(g)	is eligible to receive payment under any other severance plan of the Corporation, including, but not limited to, the Kimberly-Clark Corporation Severance Pay Plan.

3.3	Duration. A Participant remains a Participant under the Plan until the earliest of:

(a)	the date the Participant is no longer an Eligible Employee;

(b)	the Participant’s Termination Date;

(c)	December 31, 2008; or

(d)	the date the Plan terminates.

3.4	Severance Agreement and Release. No Participant shall be entitled to receive Severance Pay hereunder unless such Participant executes a Separation Agreement and Full and Final Release of Claims, in the form required by the Corporation, within the 45-day period specified for such individual therein and such Participant does not revoke such Severance Agreement and Release in writing within the 7-day period following the date on which it is executed.

3.5	Comparable Position. Severance Pay shall not be paid to any Employee whose employment is involuntarily terminated related to

(a)	any separation or reorganization of the Corporation including, but not limited to, a sale, spin-off or shutdown of a portion of the Corporation, including but not limited to a portion of a mill or other location, if such Employee is offered a Comparable Position with the successor entity,

(b)	the outsourcing of an Employee to a company other than an Employer, in which such Employee is offered or continues in a Comparable Position, or

(c)	any elimination of a job function or transfer of an Employee’s position in which such Employee is offered a Comparable Position with the Corporation.

ARTICLE IV

SEVERANCE BENEFITS

4.1	Severance Pay. A Participant’s Severance Pay shall be determined as follows:

(a)	Each individual who is eligible for the Severance Pay, as provided in Article III above, shall receive, the following number of weeks of Earnings for each Year of Service. In addition, Participants shall be eligible to receive medical continuation coverage under COBRA for the following number of months without payment of the applicable premium should the Participant timely elect COBRA medical continuation coverage. Also, the following outplacement assistance services as determined by the Corporation, and three months of Employee Assistance Program services, shall be provided Participants. Cash payment, COBRA and outplacement coverage details:

Employer Group	Minimum weeks of service	Weeks of Severance Pay per Years of Service	Months of Medical Continuation Coverage under COBRA	Period of Outplacement services
MAAP Eligible	26	2	6	6 months
Salaried exempt	12	1.5	4	3 months
Salaried nonexempt	6	1	3	2 weeks
Production (non union)	6	1	3	2 days

(b)

Notwithstanding the foregoing, a Participant who would otherwise be eligible for the Severance Pay and other benefits as provided in Section 4.1(a) above, and who elects to retire with an unreduced pension benefit under the 46th

Amendment of the Pension Plan, relating to an early retirement program approved by management pursuant to the Global Business Plan Initiative, shall receive in lieu of the Severance Pay and other benefits provided under Section 4.1(a), Severance Pay of $10,000.

(c)

Severance Pay shall be paid as a lump sum cash payment made as soon as practicable following a Participant’s Termination Date, but no later than the earlier of (i) 90 days following the Participant’s Termination Date or (ii) the date that is 2  1/2 months from the end of the year in which the Participant has a separation from service.

(d)	The Severance Pay determined pursuant to Section 4.1(a) above will be offset by any amount paid to a Participant (but not less than zero) pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”), or any similar state law, in lieu of notice thereunder.

(e)	If, at the time Severance Pay is to be made hereunder, a Participant is indebted or obligated to an Employer or any affiliate, then such Severance Pay may, at the discretion of the Committee, be reduced by the amount of such indebtedness or obligation to the extent allowable under applicable federal or state law; provided that an election not to offset shall not constitute a waiver of its claim of such indebtedness or obligation, in accordance with applicable law.

(f)	Notwithstanding any provision in the Plan to the contrary, Severance Pay shall be reduced by the amount of any other severance payments made by an Employer.

4.2	Withholding. A Participant shall be responsible for payment of any Federal, Social Security, state or local taxes on Severance Pay under the Plan. The Employer shall deduct from Severance Pay any Federal, Social Security, state or local taxes which are subject to withholding, as determined by the Employer.

4.3	Management Approved Group Retention or Severance Pay Benefit. Notwithstanding the foregoing, an Employee who terminates employment under the applicable provisions of a management approved group retention or special severance pay one–time program under the Global Business Plan shall receive Severance Pay in accordance with the terms approved for such program and as set forth in an Appendix to this Plan. Such Participant shall not be eligible to receive Severance Pay under any other provision of this Plan, and nothing herein shall be construed to entitle such Participant to severance pay under any other severance plan of the Corporation, including, but not limited to, the Kimberly-Clark Corporation Severance Pay Plan.

ARTICLE V

PLAN ADMINISTRATION

BENEFITS ADMINISTRATION COMMITTEE

5.1	Membership. The Committee shall consist of at least three persons who shall be officers or directors of the Corporation or Eligible Employees. Members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Chief Human Resources Officer of the Corporation (the “CHRO”). The CHRO shall appoint one of the members of the Committee to serve as chairman. If the CHRO does not appoint a chairman, the Committee, in its discretion, may elect one of its members as chairman. The Committee shall appoint a Secretary who may be but need not be, a member of the Committee. The Committee shall not receive compensation for its services. Committee expenses shall be paid by the Corporation.

5.2	Powers. The Committee shall have all such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the power to construe or interpret the Plan, to determine all questions of eligibility hereunder, to adopt rules relating to coverage, and to perform such other duties as may from time to time be delegated to it by the Board. Any interpretations of this Plan by persons other than the Committee or individuals or organizations to whom the Committee has delegated administrative duties shall have no effect hereunder. The Committee may prescribe such forms and systems and adopt such rules and methods and tables as it deems advisable. It may employ such agents, attorneys, accountants, actuaries, medical advisors, or clerical assistants (none of whom need be members of the Committee) as it deems necessary for the effective exercise of its duties, and may delegate to such agents any power and duties, both ministerial and discretionary, as it may deem necessary and appropriate. Notwithstanding the foregoing, any claim which arises under any other plan shall not be subject to review under this Plan, and the Committee’s authority under this Article V shall not extend to any matter as to which an Administrator under such Program is empowered to make determinations under such plan. In administering the Plan, the Committee will be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by, or in accordance with the instructions of, the Committee of each of the Programs, or by accountants, counsel or other experts employed or engaged by the Committee.

5.3	Procedures. The Committee may take any action upon a majority vote at any meeting at which all members are present, and may take any action without a meeting upon the unanimous written consent of all members. All action by the Committee shall be evidenced by a certificate signed by the chairperson or by the secretary to the Committee. The Committee shall appoint a secretary to the Committee who need not be a member of the Committee, and all acts and determinations of the Committee shall be recorded by the secretary, or under his supervision. All such records, together with such other documents as may be necessary for the administration of the Plan, shall be preserved in the custody of the secretary.

5.4	Rules and Decisions. All rules and decisions of the Committee shall be uniformly and consistently applied to all Eligible Employees and Participants under this Plan in similar circumstances and shall be conclusive and binding upon all persons affected by them.

5.5	Books and Records. The records of the Employers shall be conclusive evidence as to all information contained therein with respect to the basis for participation in the Plan and for the calculation of Severance Pay.

5.6	Claim Procedure. The Committee shall establish a procedure for handling all claims hereunder and review of denied claims consistent with the provisions of ERISA.

5.7	Committee Discretion.

(a)	Any action on matters within the discretion of the Committee, including but not limited to, the amount of Severance Pay conferred upon a Participant, shall be final and conclusive as to all Eligible Employees and other persons claiming rights under the Plan. The Committee shall exercise all of the powers, duties and responsibilities set forth hereunder in its sole discretion. Notwithstanding anything in this Plan to the contrary, the Committee shall have the sole discretion to interpret the terms of the Plan included but not limited to, whether a termination is voluntarily or involuntary, whether a Participant’s termination is for Cause, whether a Participant is offered a Comparable Position, and whether Severance Pay shall be payable to any Participant under this Plan.

(b)	Any increase in the amount of Severance Pay above the amount set forth in 4.1(a) above may be authorized only by (i) the Committee, (ii) a Group President or Senior Vice President of the Corporation with the endorsement of either the Senior Vice President Global Human Resources or the Vice President Compensation and Benefits or (iii) the Chief Executive Officer.

5.8	Plan Amendments. The Board may from time to time modify, alter, amend or terminate the Plan. Any action permitted to be taken by the Board under the foregoing provision may be taken by the CHRO if such action:

(a)	is required by law, or

(b)	is estimated not to increase the annual cost of the Plan by more than $5,000,000, or

(c)	is estimated not to increase the annual cost of the Plan by more than $25,000,000 provided such action is approved and duly executed by the CEO.

Any action taken by the Board or CHRO shall be made by or pursuant to a resolution duly adopted by the Board or CHRO and shall be evidenced by such resolution or by a written instrument executed by such persons as the Board or CHRO shall authorize for that purpose.

The Board or CHRO also shall have the right to make any amendment retroactively which is necessary to bring the Plan into conformity with the Code or which is otherwise permitted by applicable law. Any such amendment will be binding and effective for the Employer.

Any action which is required or permitted to be taken by the Board under the provisions of this Plan may be taken by the Management and Development Compensation Committee of the Board or any other duly authorized committee of the Board designated under the By-Laws of the Corporation.

The Board, the Management and Development Compensation Committee or any duly authorized committee of the Board, the CEO or the CHRO may authorize persons to carry out its policies and directives subject to the limitations and guidelines set by it, and may delegate its authority under the Plan.

5.9	Annual Reporting to the CEO. The CHRO shall report to the CEO before January 31 of each year all action taken by such position hereunder during the preceding calendar year.

5.10	Annual Reporting to the Board. The CEO shall report to the Board before January 31 of each year all action taken by such position hereunder during the preceding calendar year.

5.11	Delegation of Duties. This Plan is sponsored by Kimberly-Clark Corporation. The Committee reserves the right to delegate any and all duties to one or more individuals or organizations. Any reference herein to any other entity or person, other than the Committee or any of its members, which is performing administrative services shall also include any other third party administrators. The responsibilities of any third party administrator may be governed, in part, by a separate administrative services contract.

5.12	Funding. Benefits shall be paid from the general assets of the Corporation.

ARTICLE VI

LIMITATIONS AND LIABILITIES

6.1	Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between an Employer and a Participant, or as a right of any Participant to be continued in the employment of his Employer, or as a limitation of the right of an Employer to discharge any Participant with or without Cause. Nor shall anything contained in this Plan affect the eligibility requirements under any other plans maintained by the Employer, nor give any person a right to coverage under any other Plan.

6.2	Non-Alienation. Except as otherwise provided herein, no right or interest of any Participant or Beneficiary in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, either voluntary or involuntary, prior to actual receipt of payment by the person entitled to such right or interest under the provisions hereof, and any such disposition or attempted disposition shall be void.

6.3	Applicable Law. This Plan is construed under, to the extent not preempted by Federal law, enforced in accordance with and governed by, the laws of the State of Delaware. If any provision of this Plan is found to be invalid, such provision shall be deemed modified to comply with applicable law and the remaining terms and provisions of this Plan will remain in full force and effect.

6.4	Notice. Any notice given hereunder is sufficient if given to the Employee by the Employer, or if mailed to the Employee to the last known address of the Employee as such address appears on the records of the Employer.

6.5	Service of Process. The Plan Administrator shall be the designated recipient of the services of process with respect to legal actions regarding the Plan.

6.6	No Guarantee of Tax Consequences. The Employer makes no commitment or guarantee that any amounts paid to or for the benefit of a Participant under this Plan will be excludable from the Participant’s gross income for Federal, Social Security, or state income tax purposes, or that any other Federal, Social Security, or state income tax treatment will apply to or be available to any Participant. It shall be the obligation of each Participant to determine whether each payment under this Plan is excludable from the Participant’s gross income for Federal, Social Security, and state income tax purposes, and to notify the Plan Administrator if the Participant has reason to believe that any such payment is not so excludable.

6.7	Limitation of Liability. Neither the Employer, the Plan Administrator, nor the Committee shall be liable for any act or failure to act which is made in good faith pursuant to the provisions of the Plan, except to the extent required by applicable law. It is expressly understood and agreed by each Eligible Employee who becomes a Participant that, except for its or their willful misconduct or gross neglect, neither the Employer, the Plan Administrator nor the Committee shall be subject to any legal liability to any Participant, for any cause or reason whatsoever, in connection with this Plan, and each such Participant hereby releases the Employer, its officers and agents, and the Plan Administrator, and its agents, and the Committee, from any and all liability or obligation except as provided in this paragraph.

6.8	Indemnification of the Committee. The Employer shall indemnify the Committee and each of its members and hold them harmless from the consequences of their acts or conduct in their official capacity, including payment for all reasonable legal expenses and court costs, except to the extent that such consequences are the result of their own willful misconduct or breach of good faith.

APPENDIX A

EMPLOYERS COVERED BY THE KIMBERLY-CLARK CORPORATION

GLOBAL BUSINESS PLAN SEVERANCE PAY PLAN

Employers	Participating Units
Avent, Inc.	All salaried and hourly non-organized employees, and hourly non-organized employees at former Tecnol, Inc. facilities*

Ballard Medical Products	All salaried and hourly employees*

Kimberly-Clark Corporation	All salaried and hourly non-organized employees*

Kimberly-Clark Financial Services, Inc.	All salaried and hourly non-organized employees*

Kimberly-Clark Global Sales, Inc.	All salaried employees*

Kimberly-Clark International Services Corporation	All salaried and hourly non-organized employees except those who transfer to a 50% or less owned foreign subsidiary on a non-temporary basis*

Kimberly-Clark Michigan, Inc.	All salaried employees*

Kimberly-Clark Pennsylvania, LLC	All salaried employees*

Kimberly-Clark Worldwide, Inc.	All salaried and hourly non-organized employees*

Except as otherwise specified above, this Appendix A shall apply to an eligible termination of employment after July 22, 2005 and prior to January 1, 2009.

*	including those on temporary assignment at other employers or in other classifications, but excluding employees on temporary assignment from another Employer or classification.

APPENDIX B

JACOBS ENGINEERING GROUP INC.

MANAGEMENT APPROVED GROUP RETENTION OR SEVERANCE PAY

UNDER SECTION 4.3 OF THE

KIMBERLY-CLARK CORPORATION GLOBAL BUSINESS PLAN

SEVERANCE PAY PLAN

Notwithstanding anything in this Plan to the contrary, a Participant who is eligible for the Severance Pay provided for herein shall not be eligible for Severance Pay under section 4.1 or under any other Appendix to the Plan.

1.	Eligibility: To be eligible for the Severance Pay provided for under this Appendix B, a Participant must meet all of the following conditions:

(a)	A Participant who is otherwise ineligible for Severance Pay pursuant to Section 3.5(b) as a result of the Global Business Plan outsourcing to Jacobs Engineering Group Inc. (“Jacobs”), and who is offered employment as a result of the Jacobs outsourcing and accepts such employment to work for Jacobs as a consultant or contractor;

(b)	such termination of employment from the Corporation must occur (i) after October 11, 2005 and (ii) prior to January 1, 2009, and (iii) on the last day of employment prescribed for such individual by the Employer; and

(c)	such Participant executes a Separation Agreement and Full and Final Release of Claims, in the form required by the Corporation, within the 45 day period specified for such individual therein.

2.	Amount of Severance Pay: For each individual who is eligible for the Severance Pay as provided in paragraph 1 above, such Participant shall receive Severance Pay as set forth below:

(a)	A lump sum payment of five percent of Participant’s annual Earnings with the Corporation on his Termination Date, payable as soon as practicable following a Participant’s Termination Date, but no more than 90 days thereafter.

(b)	Should the Participant remain employed by Jacobs for twelve consecutive months after beginning work at Jacobs, an additional lump sum payment of five percent of Participant’s annual Earnings with the Corporation on his Termination Date. Participant will receive this payment as soon as administratively feasible after the date twelve months after Participant begins work at Jacobs.